Exhibit 10.2

MINING LEASE

(mining claims)

THIS MINING LEASE (hereinafter "Agreement") is made effective this   3rd   day of   September  , 2013 ("Effective Date"), between GOLDEN CHEST LLC, an Idaho limited liability company  ("Owner", whether one or more), whose address is P. O. Box 1019, 89 Appleberg Road, Kellogg, Idaho 83837, and JUNIPER RESOURCES, LLC, an Idaho limited liability company or its designee ("Lessee"), whose address is 967 E. ParkCenter Blvd., PMB #365, Boise, Idaho 83706.

RECITALS

LESSEE desires to obtain exclusive rights to conduct exploration, feasibility work, development, mining, and processing of minerals of a certain defined part of Golden Chest’s mining property, less than the whole known as the Skookum Shoot, situated in Shoshone County, State of Idaho, (hereinafter "the Premises"), and Owner, who owns the Premises, desires to grant such exclusive rights to LESSEE or its designee under the terms and conditions of this Agreement.  The Premises are more particularly described in Exhibit A, which is made a part of this Agreement by this reference.  The portion of the property described on Exhibit A which does not contain the Premises is referred to as the “Remaining Property”.  Golden Chest, LLC is owned by New Jersey Mining Company, an Idaho Corporation (“NJMC”), and Marathon Gold USA Corp., a Colorado corporation (“MG USA”).

In consideration of the promises, terms and conditions contained in this Agreement, the parties mutually agree as follows:

GENERAL PROVISIONS

SECTION 1

GRANT OF RIGHTS; PURPOSE

1.1

Owner leases the Premises to LESSEE and grants to LESSEE the following rights:

1.1.1

the exclusive right to enter, take possession and use the Premises;

1.1.2

to have the exclusive rights to: (i) explore, drill, develop, and mine the Premises, and to extract, remove, and sell or otherwise dispose of for its own account any and all ores, minerals and mineral substances and metals and related materials of whatever nature and character whether or not specifically confirmed by the parties (hereinafter "Minerals"), (ii) remove Minerals, water, waste, and materials from the Premises by means of underground operations on or in the Premises, (iii) deposit on or in the Premises Minerals, water, waste,  and materials from the Premises and to use any part of the Premises for waste dumps with owners consent, (iv) conduct on or in the Premises mining, and related operations respecting the Premises and other property, and to use any part of the Premises for any purposes incident to such operations, and (v) construct, use, and maintain on the Premises such roads, improvements, structures, equipment, personal property, and fixtures as may be necessary or convenient for the conduct of LESSEE's operations; (vi) utilize any portion of the surface or existing mine for development and access to the Premises;

1.1.3

to have the right of ingress and egress over, upon, under and through the Premises; and

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1.1.4

all other rights and privileges which are incidental to or which may be useful, desirable or convenient to LESSEE in the exercise of any or all of the rights hereinabove set forth which are not in conflict with applicable state, federal or local laws, ordinances and regulations.

1.1.5

the right to transfer this Agreement to Gold Hill Reclamation & Mining, Inc. or other related or associated  parties with Owner's consent.  This consent will not be unreasonably delayed, denied or withheld.

SECTION 2

TERM

2.1

This Agreement is granted for an initial term of thirty-nine (39) months from the Effective Date, unless sooner terminated, or extended by Force Majeure as defined in Section 14 below.

SECTION 3

MINIMUM ROYALTIES & PRODUCTION ROYALTIES

3.1

Minimum Royalty Payments.

3.1.1

While this Agreement is in effect, LESSEE shall pay the owners of Golden Chest LLC directly in proportion to their ownership, in advance minimum royalty payments ("Minimum Royalties") on the dates and in the amounts as follows:

     Amount

Due Date

$ 50,000.00

on the signing of this Agreement;

$200,000.00

no later than Nov 30, 2013;

Once payment of Production Royalties to Owner begins, LESSEE's obligation to pay Minimum Royalties under this Section 3.1 shall terminate.

3.1.2

Credit/Offset.

All Minimum Royalties paid to Owner shall be credited against any Production Royalties (as described below) that accrue.  In the event no Minerals are produced from the Premises, Owner shall have no obligation to refund Minimum Royalties.

3.1.3

No Implied Obligations.  Minimum Royalties shall be in lieu of any obligation of LESSEE, express or implied, to explore, develop, mine, or perform any work on or in connection with the Premises, except as provided in Section 6 (UNPATENTED MINING CLAIMS).

3.2

Production Royalty.  If LESSEE sells Minerals, concentrates or products thereof ("Product") mined from the Premises, subject to the provisions of Section 7.5 (Lesser Interest), LESSEE shall pay to Owner a production royalty equal to two percent (2%) of Net Smelter Returns (See Exhibit B) for all Product mined and removed from the Premises and sold and delivered by LESSEE ("Production Royalties").

3.3

Land Payments.

  There is a quarterly payment from Owner to J. W. Beasley Interests, LLC with respect to the Premises of $125,000.00 which is scheduled to change to $500,000 per year unless agreed to by J. W. Beasley Interests. Beginning November 20, 2013, and subject to any default by Owner, LESSEE shall make this payment each quarter directly to J. W. Beasley Interests, LLC or any current

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owner of the Premises during the term of this Agreement is terminated or such payment is terminated, whichever is sooner.

3.4

Net Smelter Returns.  LESSEE shall pay OWNER a Net Smelter Return of Two Percent (2%).  The Net Smelter Return (also referred to as the “Production Royalty”) is more particularly described in Exhibit B, which is made a part of this Agreement by this reference.

3.5

Payment Method.

3.5.1

LESSEE shall make all payments due Owner under this Agreement by check and shall be transmitted to Owner as provided in Section 13 (NOTICES).  LESSEE shall not be liable for the ultimate distribution to Owner or Owner's successors or assigns of payments so made by LESSEE.  All payments to be made to Owner shall be made to the owners of Owner on a pro rata basis relative to the member interest of each owner in Owner at the time of any such payment, with the percentage interest of each owner to be reported by Owner to LESSEE not less than 5 (five) business days prior to any such payment:

At the Effective Date, the Owners of Golden Chest LLC are:

Marathon Gold USA Corp.

52.22%

New Jersey Mining Company

47.78%

Owner and the owners of Owner acknowledge that payments made according to these percentages relieves LESSEE from any obligation to make payments to Owner, and all claims against LESSEE relating to such payments are hereby waived.

3.5.2

All Production Royalty payments shall be made per Exhibit B.

3.5.3

Production Royalty payments shall be accompanied by a statement indicating the amount of Product sold and delivered and the computation of the Production Royalty being paid.  Owner shall be entitled to an annual independent audit of the matters covered by the statement, at Owner's expense, provided that the audit is conducted by an accounting firm of recognized standing, at least one of whose members is a member of the American Institute of Certified Public Accountants.  If the audit detects a discrepancy in owners favor, in excess of $10,000.00 USD then that audit’s cost will be at LESSEE’s expense and the discrepancy made whole.   If the audit detects an overpayment to Owner in excess of $10,000.00 USD then the discrepancy will be credited towards future royalty payments.

3.6

Adverse Claims.  If at any time during the term of this Agreement it appears that one or more third parties may have a claim of economic interest or ownership in the Premises, the Minerals, or other payments with respect to the Premises, LESSEE may withhold from any payments which would otherwise be due to Owner under the terms of this Agreement an amount sufficient to satisfy such claims.  LESSEE shall deposit the amount withheld in escrow, giving written notice of the deposit to Owner, with such amount to remain in escrow until the controversy is resolved by decision of a court or arbitrators or otherwise.

SECTION 4

OWNER'S RIGHTS

4.1

Books and Records; Inspection  At reasonable times and subject to compliance with all applicable laws, regulations and safety policies, Owner or Owner's representatives, at their sole risk and liability, shall, for the purpose of inspection, have access to LESSEE's operations on the Premises and to the books

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and records of LESSEE necessary to substantiate the compliance of LESSEE with the provisions of this Agreement, it being understood that such inspections by Owner shall not interfere with LESSEE's operations and shall be subject to LESSEE's instructions as to matters relating to health and safety. The Owner shall retain the right to develop, explore and mine those areas of the property not covered by this lease as long as those operations do not interfere with LESSEE’s operation.

SECTION 5

LESSEE'S RIGHTS & PERFORMANCE OBLIGATIONS

5.1

Obligations.

5.1.1

Compliance with Laws.  LESSEE shall comply with all applicable laws, rules, ordinances and regulations of governmental authorities having jurisdiction over LESSEE's operations on the Premises.

5.1.2

Activities.  LESSEE shall conduct its activities on the Premises in a good and workmanlike manner and in accordance with accepted mining practice.  All decisions with respect to exploration, development, and mining of the Premises and the marketing of Product, including all decisions regarding the commencement, suspension, resumption, or termination of any operations, shall be made by LESSEE in its sole discretion.  LESSEE may sell Product and stockpile Product for any length of time before selling the same.

5.2

Mining Methods.  LESSEE will be using underground mining methods only for the mining of the Premises, except for the drilling described in Section 5.12.1.

5.3

Stockpiling.  LESSEE may stockpile any Product produced from the Premises or other property at such place as LESSEE may elect, either upon the Premises or upon other property with owners consent.

5.4

Crossmining.  LESSEE shall not be required to develop a separate shaft or pit in the Premises.  LESSEE may mine and remove from the Premises through or by means of shafts or openings which may be sunk or made upon the Premises or adjoining or nearby property.

5.5

Commingling.  LESSEE may not commingle Product mined from the Premises without Owner's consent, and the consent of the owners of the Owner.  In the event that commingled production is required due to mill capacity then LESSEE and Owner will develop a plan of operations for such production.

5.6

Tailings and Waste Material.  LESSEE shall have no right, title or interest in waste material or tailings or other material on the Premises after termination of this Agreement except as may be incidental to LESSEE's obligations which survive termination of this Agreement.

5.7

Roads/Maintenance.  LESSEE agrees at its expense to maintain and repair, when necessary, existing roads to the extent made necessary by LESSEE's use thereof.  LESSEE may construct and maintain, at its own expense, any additional roads reasonably necessary or convenient for the conduct of LESSEE's activities on the Premises or on other property.  LESSEE shall endeavor to construct any such additional roads on the Premises at a location agreeable to Owner and LESSEE.  All additional roads shall be constructed and maintained in such a manner as made necessary by LESSEE's operations.  Owner may use any additional road so long as its use does not unreasonably interfere with LESSEE's use.  All timber removed by LESSEE for access to or across the Premises shall be cut in accordance with good forestry practices, and shall be paid for at market prices at the time of cutting, with payment to the Owner per Section 3.5.

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5.8

Claims and Liens LESSEE shall pay and satisfy all claims and liens for materials, supplies and labor used in connection with LESSEE's operations on the Premises, and shall keep Owner's interest in the Premises free and clear from any and all liens and encumbrances except any such lien or encumbrance which may result from the actions of parties other than LESSEE, its agents, employees, and contractors.

5.9

Easements.  To the extent that Owner has the right to do so, Owner shall grant to LESSEE, at LESSEE's request and without cost to LESSEE, easements upon, over, or through the Premises or upon, over, or through other property owned by Owner, for LESSEE's activities on the Premises or on other property.

5.10

Water and Materials.

5.10.1

To the extent that Owner has the right to do so, Owner grants LESSEE the free use of water from the Premises for use in LESSEE's operations, but LESSEE shall not use water from Owner's wells, tanks, or surface reservoirs without first obtaining the written consent of Owner, which shall not be unreasonably withheld.

5.10.2

LESSEE shall conduct its activities so as not to damage any water supply of Owner.  If LESSEE damages or destroys any water supply, LESSEE shall with all reasonable diligence repair, restore, or replace any well, tank, reservoir, or other water facility so as to provide a facility of a capacity and quality substantially as good as that damaged or destroyed, or pay reasonable compensation for such damage or destruction.

5.10.3

Without additional consideration, Owner grants LESSEE the free use of stone, sand, and gravel, clay, earth and other materials from the Premises or Remaining Property for use in LESSEE's activities.

5.11

Fences and Gates.  LESSEE will comply with all legal requirements for the fencing and other protection of pits, caves and excavations made by it or resulting from its activities on the Premises.  Upon termination of this Agreement, LESSEE will leave and surrender the Premises to Owner with all pits, excavations and other openings made by it in the Premises duly fenced and protected in such manner as will at the time fully comply with all statutory or other legal requirements then in force and effect.  LESSEE shall keep closed all gates.

5.12

Work Requirement.

5.12.1

Commencing from the Effective Date of this Agreement, LESSEE will perform a 5,000-10,000 foot core drilling program to confirm and define the Minerals.

5.12.2

If the results of the drilling in Subsection 5.12.1 are satisfactory to LESSEE in LESSEE’s sole discretion, and if all permits necessary or convenient to the Mining of the Minerals are obtained, then LESSEE will give notice per Section 13 that it will commence the Work.  This is to be no later than November 30, 2013. The drilling will be conducted according to industry standards.  All the core, assay pulp and assay rejects will be stored on the Remaining Property or other Golden Chest property as long as such facility is available.

The Work will consist of mining operations of Minerals on the Premises.

Until LESSEE gives such notice, the Work shall not have commenced.

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SECTION 6

UNPATENTED MINING CLAIMS

6.1

Assessment Work.

6.1.1

LESSEE shall perform all assessment work and pay all holding costs required by state or federal laws and regulations to hold and maintain in good standing the Premises for every assessment year in which LESSEE continues this Agreement beyond the 1st day of August of such assessment year.  If any court or governmental agency decides that the work performed by LESSEE does not constitute the kind of work required by federal or state law, LESSEE shall nevertheless be deemed to have complied with the terms of this Agreement if the work done by LESSEE is of the kind generally accepted in the mining industry as assessment work under existing law.

6.1.2

LESSEE shall be relieved of its obligation to perform assessment work for any period in which assessment work is not required or the assessment work requirement is suspended.  For each year in which LESSEE performs assessment work and if required by law to do so, it will record in the office where the location notice or location certificate is recorded, and in any other proper office in the county (or recording district) in which the claims are located, and in the proper office of the Bureau of Land Management, an affidavit of assessment work or other document complying with the requirements of state and federal law.

6.2

Change in Federal Mining Law.  If the United States amends or replaces the existing system of tenure for land or minerals and if the new system gives Owner an election to acquire rights under the new system in exchange for or in modification of Owner's existing rights, LESSEE may make the election in the name of Owner with respect to any or all of the unpatented claims included in the Premises.  In such event, LESSEE shall have the right to (i) exchange with or transfer to the United States all or any part of any unpatented mining claim or mill site then constituting part of the Premises for the purpose of acquiring rights to the ground covered thereby; and, (ii) convert all or any part of any unpatented mining claim or mill site then constituting part of the Premises into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted.  Any such ground, lease or other form of tenure shall be part of the Premises for all purposes of this Agreement.  For the purpose of calculating the royalties, LESSEE shall be entitled to deduct from amounts received from sale of Product any rentals, royalties or other consideration payable to the United States with respect to forms of tenure contemplated by this section with Owners consent

SECTION 7

TITLE; OWNER'S WARRANTIES, REPRESENTATIONS & COVENANTS

7.1

Owner's Warranties, Representations, and Covenants.  Excepting only the specific title exceptions described in Exhibit A-1, Owner represents and warrants to LESSEE that:

7.1.1

Owner is in possession of and owns the Premises; LESSEE acknowledges the Real Estate Mortgage to J.W. Beasley Interests, LLC;  Owner knows of no other person claiming any interest in the Premises; and the Premises is free from all liens and encumbrances, except liens for property taxes not yet due and payable.  Owner further warrants to LESSEE the quiet enjoyment of the Premises, the right to explore the same, and that Owner will defend title to the Premises against all persons claiming by, through or under Owner;

7.1.2

There are no royalties, fees or monies (or claims therefor) payable or required to be paid to any person having or claiming an interest in the Premises;

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7.1.3

Owner has full power and authority to execute this Agreement and this Agreement is valid and binding upon it in accordance with its terms;

7.1.4

Owner knows of no violation of any applicable federal, state, regional or county law or regulation relating to zoning, land use, environmental protection or otherwise with respect to the Premises or activities relating thereto; and Owner represents that there is no judgment outstanding and no litigation, proceeding or governmental investigation pending or threatened against the Premises or Owner in connection with the Premises; and

7.1.5

Owner knows of no pre-existing conditions, including without limitation surface disturbances, solid wastes, hazardous wastes, water pollution, or eminent public health or safety hazard, nor any known historic or prehistoric sites or artifacts on the Premises except as follows: existing surface disturbance related to access and drill roads, mine dumps and portals, and the discharge of water from the historic No. 3 level.

7.1.6

Owner further represents that: (i) any unpatented mining claims included in the Premises have been properly located, (ii) the location notices or location certificates for the unpatented mining claims included in the Premises have been timely filed in the proper office of the Bureau of Land Management pursuant to ' 314(b) of the Federal Land Policy and Management Act of 1976, 43 U.S.C. ' 1744(b), and (iii) evidence of assessment work or notices of intention to hold for the unpatented mining claims included in the Premises have been timely recorded in the proper county (or recording district) office and timely filed in the proper office of the Bureau of Land Management pursuant to ' 314(a) of the Federal Land Policy and Management Act of 1976, 43 U.S.C. ' 1744(a), for each assessment year for which such recording and filing was required.

7.1.7

LESSEE will not encumber the property in any way, all third party contracts will not allow for liens on the Golden Chest Property.

7.2

Defects In Title.

7.2.1

Owner covenants that, at LESSEE's request, Owner will take all action necessary, including judicial proceedings, to remove any cloud from and cure any defect in Owner's title to the Premises.  If Owner fails or refuses to take such action, LESSEE may take such action in Owner's name.  Owner shall cooperate with LESSEE in any such action taken.  LESSEE may recover from Owner or from any payments thereafter to become due to Owner under this Agreement all costs and expenses, including reasonable attorney's fees, incurred by LESSEE in such action.

7.2.2

If at any time during the term of this Agreement it appears that any one or more third parties may have a claim against the Premises by reason of any tax, mortgage or other lien, LESSEE may pay any past due payments and shall be subrogated to all rights of the holder against Owner.  If LESSEE makes any payments to one or more third parties as a result of any claim of ownership, tax, mortgage or lien, either by way of contract, settlement, compromise, pursuant to final judgment of any court of record, or otherwise, LESSEE may recover from Owner or from payments thereafter to become due to Owner under this Agreement the amount of any payment and all costs and expenses together with interest thereon, including reasonable attorney’s fees, incurred by LESSEE in connection with such claim of ownership, tax, mortgage or lien.

7.2.3

If the United States or any third person attacks the validity of any mining claim included in the Premises for any reason except LESSEE's failure to comply with its obligation to perform assessment

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work or to record and file evidence thereof pursuant to this Agreement, LESSEE will have no obligation to defend the validity of the claim.

7.3

Title Information.  Owner shall provide LESSEE with all available data, abstracts, title opinions and other information which bear upon Owner's title to the Premises.

7.4

Maintenance of Title.  Owner agrees to satisfy and pay when due any and all outstanding obligations of Owner which if not paid and satisfied could result in LESSEE's interest under this Agreement being defeated or otherwise affected.  LESSEE shall have no obligation or responsibility in respect of any such outstanding obligations but in the event Owner shall fail to make payment when due of any of such outstanding obligations, LESSEE may pay and satisfy the same and deduct the amount thereof from any sums accruing to Owner hereunder.

7.5

Lesser Interest.   The amounts payable to Owner pursuant to the terms of this Agreement are premised on the fact that LESSEE has acquired a full unencumbered 100% interest in the Premises and that LESSEE's rights in the Premises are as herein set forth and are subject to no covenants, conditions, restrictions, or encumbrances other than those created by this Agreement.  In the event that at any time during the term of this Agreement there is any outstanding right, title or interest in the Premises not created or caused by LESSEE such that for any reason LESSEE is not possessed of the entire interest which this Agreement purports to grant, then the amounts payable to Owner under this Agreement shall be reduced by the proportion which any outstanding interest or encumbrance bears to the full unencumbered interest contracted by LESSEE hereunder.

7.6

Undivided Interests.  If Owner owns or hereafter acquires an interest in any part of the Premises greater than that set forth in this Agreement, such interest shall be deemed a part of the Premises and the description of the Premises shall be deemed amended to include such interest.

SECTION 8

INDEMNITY & INSURANCE

8.1

Indemnity.

8.1.1

LESSEE shall indemnify and hold Owner harmless from all liability to third persons caused by LESSEE's negligent acts or omissions under this Agreement and which result in injury to or death of persons or livestock or damage to personal property or liability for violation of applicable laws or regulations; provided, however, that LESSEE's obligation under this Section shall be conditional upon Owner notifying LESSEE in writing of the existence of any such claim within ten (10) days after Owner first learns thereof, and no obligation to indemnify and hold harmless hereunder shall exist where any injury, death or damage arises out of, or is connected in any way with, the negligent acts or omissions of Owner.

8.1.2

In no event shall either party be liable to the other party for any consequential, special or incidental loss or damage.

8.2

Insurance.  In conducting its operations, LESSEE shall fully comply with the terms and provisions of the Workman's Compensation laws of the State of Idaho.  LESSEE shall also obtain policies of insurance against fire and other risks for which insurance is customarily obtained by LESSEE in similar exploration and mining operations.  LESSEE shall obtain general liability insurance with a minimum limit of Five Million Dollars ($5,000,000.00) combined single limit for bodily injury and property damage.  All such insurance shall be maintained by LESSEE at its own expense throughout the

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duration of this Agreement.  Upon request LESSEE shall furnish to Owner evidence that such insurance is being maintained, in the form of a certificate of insurance, with endorsements providing for: (1) evidence by carrier of continuation of coverage at least (10) days prior to expiration of the policy, and (2) that Owner will be properly notified with a thirty (30) day written notice of any modification or cancellation of such insurance.  The general liability insurance shall be endorsed to name Owner as an additional insured with respect to any claim arising out of LESSEE's activities on or about the Premises or pursuant to this Agreement.

SECTION 9

RECLAMATION

9.1

LESSEE shall perform such reclamation work as is required by the applicable rules, regulations and laws of the State where the Premises are located and of the United States or any other governmental authority with jurisdiction over the Premises; provided, however, LESSEE shall not be responsible for reclamation of any condition existing on the Premises prior to the date of this Agreement nor any condition resulting from activities independent of this Agreement, including without limitation surface disturbances, solid wastes, hazardous wastes, water pollution, or public health or safety hazards, and if LESSEE is required to reclaim such pre-existing or independent condition, Owner shall hold LESSEE harmless and shall reimburse LESSEE for its costs thereof.

SECTION 10

TAXES

10.1

LESSEE shall pay before delinquency all real and personal property taxes, assessments and charges which may be levied or assessed by any governmental agency having jurisdiction, against the leasehold estate granted by this Agreement.

10.2

Except as hereinafter set forth, Owner shall pay all taxes levied against the Premises prior to the date of this Agreement.  LESSEE shall reimburse Owner upon presentation of paid tax bills or other proof of payment for all real property taxes levied against the Premises during the term of this Agreement to the extent that such taxes are assessed or levied solely upon the mineral estate in the Premises or are based upon LESSEE's activities.  Taxes for taxable periods in which this Agreement begins and ends shall be apportioned.  LESSEE shall pay all taxes levied during the term of this Agreement against all improvements, structures, equipment, personal property, and fixtures placed upon the Premises by LESSEE and all taxes levied against LESSEE as an employer of labor.

10.3

All taxes shall be paid before delinquent, but neither LESSEE nor Owner shall be under any obligation to pay any tax so long as the tax is being contested in good faith and by appropriate legal proceedings and the nonpayment thereof does not adversely affect the other party or any right, title, or interest of the other party in or to the Premises.

SECTION 11

DEFAULT, TERMINATION & SURRENDER

11.1

Default.

11.1.1

LESSEE shall not be deemed to be in default hereunder until Owner shall first have given to LESSEE written notice of the alleged default, specifying with particularity the circumstances of the default and, if applicable, the amount of money which Owner claims is due and payable by LESSEE.

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11.1.2

Such notice shall be given in accordance with Section 13 (NOTICES).  LESSEE shall have a period of sixty (60) days from and after receipt of such notice in which to cure the default, or in the event that such default cannot be cured within sixty (60) days to initiate and diligently pursue steps to correct the default, failing which this Agreement shall terminate and all liabilities and obligations of LESSEE, except those liabilities existing on the date of termination, shall terminate.  Any default claimed with respect to the payment of money may be cured by the deposit in escrow in the manner set forth in Section 3.6 (Adverse Claims), of the amount in controversy and the giving of notice of the deposit to Owner, the amount to remain in escrow until the controversy is resolved or until there has been a final determination the controversy by arbitrators or a court of competent jurisdiction.

11.1.3

Should LESSEE dispute the existence of the default, then this Agreement shall not terminate unless LESSEE does not initiate and diligently pursue steps to cure the default within sixty (60) days after the default has been determined by a final decision of arbitrators or a court of competent jurisdiction.

11.2

Termination.   LESSEE may, at any time or from time to time, terminate this Agreement, as to all or any portion of the Premises, by delivering to Owner or by filing for record in the appropriate office (with a copy to Owner) a good and sufficient surrender or notice of termination of this Agreement.  Upon mailing the surrender or notice of termination to Owner or to the appropriate office, this Agreement shall terminate with respect to the Premises described and all rights, liabilities and obligations of LESSEE under this Agreement with respect to the Premises described in such notice shall terminate on the date specified in the notice, except those rights which survive termination and those liabilities and obligations existing on the date of termination.

11.3

Removal of Property.  For a period of six (6) months after the termination of this Agreement, LESSEE shall have the right, but not the obligation, to remove from the Premises all broken or stockpiled Product (subject to the payment of royalties provided for in this Agreement), dumps created by the Lessee s mining activities, tailings, and residue, and all structures, equipment, personal property, and fixtures owned by LESSEE or erected or placed on or in the Premises by LESSEE, except mine timbers in place.  LESSEE may keep one or more watchmen on the Premises during the above-mentioned period.  This right shall survive termination of this Agreement.  The Lessee is responsible for any damages to the existing buildings and roads belonging to the owners and used by the LESSEE. Claims for damage must be presented in writing no more than three (3) months after LESSEE has vacated the property.

11.4

Continued Access.  For as long as LESSEE requires after termination of the Agreement, LESSEE shall have the right of continued access to and across the Premises for purposes of reclamation, compliance with environmental protection laws, regulations and requirements, and for removal of property.  This grant of rights shall survive termination of this Agreement.

SECTION 12

DATA

12.1

Owner's Data.  As soon as practicable following the execution of this Agreement, Owner shall make available to LESSEE for inspection and copying all geological, geophysical, geochemical and engineering information, data and reports in its possession and control relating to the Premises.

12.2

LESSEE's Data.  LESSEE shall provide to Owner, upon Owner's request, copies of all available information relating to LESSEE's activities on the Premises.  This information shall include copies of all

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LESSEE's maps, drill logs and reports, assays, surveys, reports of records submitted to governmental agencies, and geological, geophysical, geochemical or similar data with respect to the Premises, and shall be provided to Owner without any warranty or representation as to the accuracy, completeness, reliability or usefulness thereof. This information would be reported to the Owners as part of a required annual report.

12.3

Reports.  LESSEE shall deliver to Owner, within sixty (60) days after the end of each anniversary date of this Agreement, a report in reasonable detail of all exploration and other activities of LESSEE on the Premises.

12.4

Confidentiality.  This Agreement and the contents of this Agreement, and all information obtained by Owner or Owner's authorized representatives and arising out of LESSEE's activities on the Premises pursuant to this Agreement shall be kept strictly confidential by Owner and shall not be released to any third party except upon the prior written consent of LESSEE.

SECTION 13

NOTICES

13.1

All notices and other communications under this Agreement ("Notices") to the parties shall be in writing, and shall be addressed respectively as follows:

Owner:

Golden Chest LLC P.O. Box 1019 89 Appleberg Road Kellogg, Idaho 83837	Marathon Gold USA Corp. Suite 800, 357 Bay Street Toronto, Ontario M5H 2T7	New Jersey Mining Company 89 Appleberg Road P.O. Box 1019 Kellogg, Idaho 83837

LESSEE:

Juniper Resources, LLC

967 E. ParkCenter Blvd., PMB #365

Boise, ID 83706

A party may change its address by Notice to the other party.

13.2

All Notices shall be given:

13.2.1

by personal delivery (including courier); or

13.2.2

by registered mail, charges prepaid; or

13.2.3

by electronic communication, with a confirmation sent by registered mail.

13.3

All Notices shall be effective and shall be deemed received:

13.3.1

if by personal delivery or by registered mail, on the date of delivery if delivered  during  normal  business  hours, and if not delivered during normal business hours, on the next business day following delivery; or

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13.3.2

if by electronic communication, on the next business day following receipt of the electronic communication.

13.4

No change or division in the ownership of the Premises or the payments provided for in this Agreement, however accomplished, shall enlarge the obligations or diminish the rights of LESSEE.  Owner covenants that any change in ownership shall be accomplished in such a manner that LESSEE shall be required to make payments and to give notices to but one person, firm, or corporation, and upon breach of this covenant, LESSEE may retain all monies otherwise due to Owner until the breach has been cured, except as describe in Section 13.1 above.  No change or division in ownership shall be binding on LESSEE until thirty (30) days after Owner has given LESSEE a certified copy of the recorded instrument evidencing the change or division.

SECTION 14

FORCE MAJEURE

14.1

If LESSEE shall be prevented by Force Majeure from timely performance of any of its obligations under this Agreement, except payment of money to Owner, the failure of performance shall be excused and the period for performance and the term of this Agreement shall be extended for an additional period equal to the duration of the Force Majeure.  Upon the occurrence and upon the termination of any Force Majeure, LESSEE shall promptly notify Owner.  LESSEE shall use reasonable diligence to remedy a Force Majeure, but shall not be required against its better judgment to settle any labor dispute or contest the validity of any law or regulation or any action or inaction of civil or military authority.

14.2

"Force Majeure" means any cause beyond LESSEE's reasonable control, whether or not foreseeable, including but not limited to:  law, regulation or inaction of government; inability to obtain on terms acceptable to LESSEE any license, permit, or other authorization that may be required to conduct operations on or in connection with the Premises; unusually severe weather; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor dispute; inability after diligent effort to obtain workmen or material; delay in transportation; acts of God; unavailability of suitable market for the Minerals or other products from the Premises; and excessive cost of mining, milling, processing, or marketing, or insufficient prices available for the Minerals or other products from the Premises, which render LESSEE's operations uneconomic (any price for gold below $900/ounce shall constitute an event of Force Majeure).  LESSEE expects the New Jersey mill (the "Mill") to operate at 400 tons per day, or 10,800 short tons per month.  If for any reason the Mill is unavailable to process Minerals, Product or ore delivered to it by LESSEE at the rate of 10,800 tons per month, then such unavailability shall constitute an event of Force Majeure.    In the case of Force Majeure due to the unavailability of the Mill, the term of the Agreement shall be extended by the ratio of 10,800 short tons per month divided by the short tons per month of Minerals, Product or ore actually satisfactorily milled, and multiplying this ratio by thirty (30) days, and then subtracting thirty (30) days.  This difference shall yield the number of days by which the Agreement is extended.  This formula may be expressed as follows: ((10,800 ÷ number of short tons actually satisfactorily milled) x 30) -30.  This event of Force Majeure shall apply to any month the number of short tons of Mineral, Product or ore satisfactorily milled is less than 10,800 short tons.

SECTION 15

MISCELLANEOUS PROVISIONS

15.1

Arbitration.  Any dispute arising out of or related to the negotiation, existence, performance, breach or termination of this Agreement shall be finally determined by arbitration under the then mining lease 4397_final

Commercial Arbitration Rules of the American Arbitration Association.  The exclusive place of arbitration shall be Boise, Idaho.  The arbitrators shall issue their award within ninety (90) days after submission of the dispute to arbitration.  Costs of arbitration shall be borne equally.  Judgment on any award may be entered in any court having jurisdiction over the person or property of the party against whom the award is entered.

15.2

Choice of Law; Survival.  The formation, interpretation, and performance of this Agreement shall be governed by the internal law, but not the conflicts of law rules, of the State of Idaho.  Any terms or agreements herein which by their nature may or must be performed or occur after termination of this Agreement shall survive such termination.

15.3

Finders and Brokers.  Each party represents to the other that it has not dealt with anyone who is or may be entitled to a broker's commission, finder's fee or other compensation for introducing the parties or for advising or assisting in connection with this Agreement or the transactions contemplated by it.  Each party shall indemnify and hold the other harmless from any cost or expense, including attorney’s fees and court costs, arising out of such a claim by such a person, including costs incurred in response to discovery and related proceedings in connection with such a claim.

15.4

Additional Documents.  Owner shall execute and deliver to LESSEE such additional documents as may be necessary to carry out the purposes of this Agreement.  If conditions change by reason of acquisitions, conveyances, assignments, or other matters relating to the title to or description of the Premises, Owner and LESSEE shall execute amendments of this Agreement and a Short Form of this Agreement, and any other documents which may be necessary to reflect such changed conditions.

15.5

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.  If any person named as one of the Owners does not execute this Agreement, it shall nevertheless be binding on those persons executing it.

15.6

Inurement.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Owner and LESSEE.

15.7

Severability.  In the event any provision of this Agreement is held to be invalid or void, it shall not affect the validity of the remaining provisions.

15.8

Waiver.  No waiver of any breach of this Agreement shall be deemed to be a waiver of any other subsequent breach.

15.9

Headings.  Headings to the various Sections herein are for reference only and are not to be used for the purpose of construing the provisions therein.

15.10

Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior understandings and agreements, whether verbal or written.  No modification, variation, or amendment of this Agreement shall be effective unless it is in writing and signed by all the parties to this Agreement.

15.11

Affidavit as to Withholding Tax.  Owner hereby certifies that Owner is not a foreign person and therefore not subject to the 10% withholding tax under the Foreign Investment in Real Property Tax, or has attached hereto a "Qualifying Statement" from the Secretary of Treasury or provided either party has furnished adequate security.

mining lease 4397_final

15.12

Homestead Waiver.  Owner expressly waives and releases all rights, exemptions, and benefits under or by virtue of any homestead, homestead exemption, dower, courtesy, community property, or marital property laws now or hereafter in force in the State in which the Premises is located.

mining lease 4397_final

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

Golden Chest, LLC is owned by New Jersey Mining Company, an Idaho Corporation (“NJMC”), and Marathon Gold USA Corp., a Colorado corporation (“MG USA”)

GOLDEN CHEST LLC BY /s/ Grant A. Brackebusch Name: Grant A. Brackebusch Title: Manager ATTEST: /s/ Cary A. Spoor	JUNIPER RESOURCES, LLC BY /s/ Christoper W. Guill Name: Christopher W. Guill Title: Manager ATTEST: /s/ Gina Gordon
MARATHON GOLD USA CORP. BY /s/ Phillip C. Walford Name: Phillip C. Walford Title: President ATTEST: /s/ Jim Kirke
NEW JERSEY MINING COMPANY BY /s/ Del Steiner Name: Del Steiner Title: CEO ATTEST: /s/ Michaela Turk

mining lease 4397_final

JUNIPER RESOURCES NOTARY

STATE OF IDAHO

)

) ss.
County of   Ada

)

On this   3rd _ day of   September, in the year 2013, before me, a Notary Public in and for the State of Idaho, personally appeared   Christopher Guill, known or identified to me to be the Manager of Juniper Resources, LLC, an Idaho limited liability company, that executed the instrument or the person who executed the instrument on behalf of said limited liability company, and acknowledged to me that such limited liability company executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Connie Duvall

Notary Public in and for said State

Residing at

Boise, Idaho

My Commission ExpiresJanuary 28, 2017

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GOLDEN CHEST LLC

STATE OF IDAHO

)

) ss.
County of    Shoshone

)

On this    3rd     day of September , in the year 2013, before me, a Notary Public in and for the State of Idaho, personally appeared _Grant A. Brackebusch, known or identified to me to be the Manager of Golden Chest LLC, an Idaho limited liability company, that executed the instrument or the person who executed the instrument on behalf of said limited liability company, and acknowledged to me that such limited liability company executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Cary A. Spoor

Notary Public in and for said State

Residing at

Kellogg

My Commission Expires

May 2017

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NEW JERSEY MINING COMPANY NOTARY

STATE OF IDAHO

)

) ss.
County of   Kootenai

)

On this   3 rd  day of   September, in the year 2013, before me, a Notary Public in and for the State of Idaho, personally appeared   Del Steiner      , known or identified to me to be the president, or vice president, or secretary or assistant secretary of New Jersey Mining Company, an Idaho corporation, the corporation that executed the instrument or the person who executed the instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Michaela Turk

Notary Public in and for said State

Residing at

Post Falls

My Commission Expires

April 16, 2015

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MARATHON GOLD USA CORP. NOTARY

Province of Ontario

)

) ss.
County of    York

)

On this    3rd day of   September, in the year 2013, before me, a Notary Public in and for the Province of Ontario, personally appeared   Phillip C. Walford   , known or identified to me to be the president of Marathon Gold USA Corp., a Colorado corporation, the corporation that executed the instrument or the person who executed the instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Jim Kirke

Notary Public in and for said Province

Residing at

Toronto, Ontario

My Commission Expires

N/A

mining lease 4397_final

EXHIBIT A

TO THAT CERTAIN

MINING LEASE

dated the Effective Date

by and between GOLDEN CHEST LLC and

JUNIPER RESOURCES, LLC

EXHIBIT A

Definition of the Premises:
LESSEE will be mining the Skookum Shoot defined as:

•

Within and adjacent to the Idaho Vein

•

Northward along strike to Coordinate 5274700N

•

Southward along strike to Coordinate 5274300N

•

Up-dip to the 3 Level, which is expected to be about 915m elevation

•

Open down-dip

The Skookum Shoot is located on the following patented and unpatented mining claims:

PARCEL 1:

Golden Chest Patented Mining Claim, M.S. 4 (sometimes referred to as Lot 40) situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book X, Deeds, at page 278.

PARCEL 2:

Euphemia Patented Mining Claim, M.S. 994 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 4, Deeds, at page 530.

PARCEL 3:

A.D. Coplen, No. 2, Thomas Kearn and Brile Placer Mining Claims, M.S. 995 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M. Shoshone County, State of Idaho. Patent recorded in Book 4, Deeds, at page 533.

PARCEL 4:

Dora Patented Mining Claim, M.S. 996 situated in the Summit Mining District in Section 5, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 61.

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PARCEL 5:

Katie Burnett Patented Mining Claim, M.S. 997 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 58.

PARCEL 6:

Littlefield Bar Placer Patented Mining Claim, M.S. 1062 situated in the Summit Mining District in Sections 4 and 9, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 10, Deeds, at page 72.

PARCEL 7:

Paymaster Patented Mining Claim, M.S. 1078 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 1.

PARCEL 8:

Coumerilh Fraction Patented Mining Claim, M.S. 1162 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 7.

PARCEL 9:

Red Star Patented Mining Claim, M.S. 1745 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 364.

PARCEL 10:

Stevens Fraction, Jim and Timberking Patented Mining Claims, M.S. 1732 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 391.

PARCEL 11:

Stevens Bar Patented Mining Claim, M.S. 1735 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 26, Deeds, at page 481.

PARCEL 12:

Hot Stuff Group consisting of Hot Stuff, Empire, Montana, Utah, Blister and Skookum Patented Mining Claims, M.S. 1826 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho.  Patent recorded in Book 38, Deeds, at page 200.

EXCEPTION:

Except that portion of Hot Stuff Group consisting of the Empire and Montana Patented Mining Claims, M.S. 1826 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho, Patent recorded in Book 38, Deeds, at page 200 and except that portion of the Hot Stuff Group consisting of that portion of Utah Patented Mining Claim, M.S. 1826 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho, Patent recorded in Book 38, Deeds, at page 200 with the said excepted portion of Utah, described more particularly at that portion of mining lease 4397_final

Utah Patented Mining Claim lying to the South and East of a straight line from the Northeast corner of Utah to the Southwest corner of Utah, a portion of M.S. 1826 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho, patent recorded in Book 38, Deeds, at page 200.

PARCEL 13:

Golden Bricks Patented Mining Claim, M.S. 2247 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 43, Deeds, at page 493.

PARCEL 14:

That 30’ wide road way currently existing and commonly known as the Newmont Road which is located in the Southwest corner of the Ivy claim in Section 9, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho which initiates on the Shoshone County road right-of-way and runs Westerly into the Littlefield Bar, M.S. 1062 Patented Mining Claim.

JOE DANDY CLAIM

Mineral rights only, MS 506

FLORENCE AND VIOLET CLAIMS

Surface and mineral, MS 2333

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Golden Chest Unpatented Claims

           IMC No.      Document No.  Claim Name

        Loc. Date

183083	387405	Superintendent	15-Jan-99
183084	387406	Eveline	15-Jan-99
186709	414003	GC 1	11-Dec-03
186710	414004	GC 2	09-Dec-03
186711	414005	GC 3	09-Dec-03
186712	414006	GC 4	09-Dec-03
186713	414007	GC 5	09-Dec-03
186714	414008	GC 6	09-Dec-03
186715	414009	GC 7	09-Dec-03
186716	414010	GC 8	09-Dec-03
187931	421248	GC 10	28-Dec-04
187932	421249	GC 11	28-Dec-04
187933	421250	GC 12	28-Dec-04
187934	421251	GC 13	28-Dec-04
187935	421252	GC 14	28-Dec-04
187936	421253	GC 15	29-Dec-04
189074	425788	Patti Beasley No. 1	01-Sep-05
189075	425789	Patti Beasley No. 2	01-Sep-05
189076	425790	Patti Beasley No. 3	01-Sep-05
189077	425791	Patti Beasley No. 4	01-Sep-05
189078	425792	Patti Beasley No. 5	01-Sep-05
204053	461921	Murray #1	25-Jan-11
204054	461922	Murray #2	25-Jan-11
204055	461923	Murray #3	25-Jan-11
204056	461924	Murray #4	25-Jan-11
204057	461925	Murray #5	24-Jan-11
204058	461926	Murray #6	24-Jan-11
204059	461927	Murray #7	24-Jan-11
204060	461928	Murray #8	24-Jan-11
204061	461929	Murray #9	24-Jan-11
204062	461930	Murray #10	27-Jan-11
204063	461931	Murray #11	27-Jan-11
204064	461932	Murray #12	20-Jan-11
204065	461933	Murray #13	20-Jan-11
204066	461934	Murray #14	20-Jan-11
204067	461935	Murray #15	20-Jan-11
204068	461936	Murray #16	20-Jan-11
204069	461937	Murray #17	24-Jan-11
204070	461938	Murray #18	24-Jan-11
204071	461939	Murray #19	24-Jan-11
204072	461940	Murray #20	24-Jan-11
204073	461941	Murray #21	24-Jan-11
204074	461942	Murray #22	24-Jan-11
204075	461943	Murray #23	24-Jan-11
204076	461944	Murray #24	24-Jan-11
204077	461945	Murray #25	24-Jan-11
204078	461946	Murray #26	24-Jan-11
204079	461947	Murray #27	24-Jan-11
204080	461948	Murray #28	24-Jan-11
204081	461949	Murray #29	24-Jan-11
204082	461950	Murray #30	24-Jan-11
204083	461951	Murray #31	24-Jan-11
204084	461952	Murray #32	24-Jan-11
204085	461953	Murray #33	25-Jan-11
204086	461954	Murray #34	24-Jan-11
204087	461955	Murray #35	24-Jan-11
204088	461956	Murray #36	24-Jan-11
204089	461957	Murray #37	25-Jan-11
204090	461958	Murray #38	25-Jan-11
204091	461959	Murray #39	25-Jan-11
204092	461960	Murray #40	25-Jan-11
204093	461961	Murray #41	25-Jan-11
204094	461962	Murray #42	25-Jan-11
204095	461963	Murray #43	25-Jan-11
204096	461964	Murray #44	25-Jan-11
204097	461965	Murray #45	25-Jan-11
204098	461966	Murray #46	25-Jan-11
204099	461967	Murray #47	25-Jan-11
204100	461968	Murray #48	24-Jan-11
204101	461969	Murray #49	27-Jan-11

EXHIBIT A-1

TITLE EXCEPTIONS

NONE.

mining lease 4397_final

EXHIBIT B

NET SMELTER ROYALTY

1. Production Royalty

1.1 LESSEE shall pay to OWNER a Production Royalty in the amount of a Two Percent (2%) Net Smelter Returns (as hereinafter described) from the sale or other disposition of all Minerals produced from the Premises, determined in accordance with the provisions of this Agreement (the “Production Royalty”).  For purposes of this Agreement, the term “Minerals” shall mean any and all metals, minerals and mineral rights of whatever kind and nature in, under or upon the surface or subsurface of the Premises (including, without limitation metals, precious metals, base metals, industrial minerals, gems, diamonds, commercially valuable rock, aggregate, clays and diatomaceous earth, hydrocarbons, and oil and gas, and other minerals which are mined, excavated, extracted or otherwise recovered). The Production Royalty shall apply to 100% of the Premises.  For the purpose of clarity, OWNER’s acceptance of any Minimum Royalty Payment paid will be credited first before additional Production Royalties will be paid.

1.2 For Precious Metals.  “Net Smelter Returns”, in the case of gold, silver, and platinum group metals ("Precious Metals"), shall be determined by multiplying (a) the gross number of troy ounces of Precious Metals recovered from production from the Premises during the preceding calendar month ("Monthly Production") delivered to the smelter, refiner, processor, purchaser or other recipient of such production (collectively, "Payor"), by (b) for gold, the average of the London Bullion Market, PM Fix, spot prices reported for the preceding calendar month (the "Applicable Spot Price"), and for all other Precious Metals, the average of the New York Commodities Exchange final spot prices reported for the preceding calendar month for the particular Mineral for which the price is being determined, and subtracting from the product of Subsections 1.2(a) and 1.2(b) only the following if actually incurred: (i) charges imposed by the Payor for refining bullion from doré or concentrates of Precious Metals ("Beneficiated Precious Metals") produced by LESSEE's final mill or other final processing plant; however, charges imposed by the Payor for smelting or refining of raw or crushed ore containing Precious Metals or other preliminarily processed Precious Metals shall not be subtracted in determining Net Smelter Returns; (ii) penalty substance, assaying, and sampling charges imposed by the Payor for refining Beneficiated Precious Metals contained in such production; and (iii) charges and costs, if any, for transportation and insurance of Beneficiated Precious Metals from LESSEE's final mill or other final processing plant to places where such Beneficiated Precious Metals are smelted, refined and/or sold or otherwise disposed of.

1.3 In the event the refining of bullion from the Beneficiated Precious Metals contained in such production is carried out in custom toll facilities owned or controlled, in whole or in part, by LESSEE, which facilities were not constructed solely for the purpose of refining Beneficiated Precious Metals or Other Minerals from the Premises, then charges, costs and penalties for such refining shall mean the amount LESSEE would have incurred if such refining were carried out at facilities not owned or controlled by LESSEE then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by LESSEE with respect to such refining.  In the event LESSEE receives insurance proceeds for loss of production of Precious Metals, LESSEE shall pay to OWNER the Production Royalty percentage of any such insurance proceeds which are received by LESSEE for such loss of production.

1.4 For Other Minerals.  “Net Smelter Returns”, in the case of all Minerals other than Precious Metals and the beneficiated products thereof ("Other Minerals"), shall be determined by multiplying (a) the gross mining lease 4397_final

amount of the particular Other Mineral contained in the Monthly Production delivered to the Payor during the preceding calendar month by (b) the average of the New York Commodities Exchange final daily spot prices reported for the preceding calendar month of the appropriate Other Mineral, and subtracting from the product of Subsections 1.4(a) and 1.4(b) only the following if actually incurred: (i) charges imposed by the Payor for smelting, refining or processing Other Minerals contained in such production, but excluding any and all charges and costs related to LESSEE's mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; (ii) penalty substance, assaying, and sampling charges imposed by the Payor for smelting, refining, or processing Other Minerals contained in such production, but excluding any and all charges and costs of or related to LESSEE's mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; and (iii) charges and costs, if any, for transportation and insurance of Other Minerals and the beneficiated products thereof from LESSEE's final mill or other final processing plant to places where such Other Minerals are smelted, refined and/or sold or otherwise disposed of. If for any reason the New York Commodities Exchange does not report spot pricing for a particular Other Mineral, then the Parties shall mutually agree upon an appropriate pricing entity or mechanism that accurately reflects the market value of any such Other Mineral.

1.5 In the event smelting, refining, or processing of Other Minerals are carried out in custom toll facilities owned or controlled, in whole or in part, by LESSEE, which facilities were not constructed solely for the purpose of milling or processing Other Minerals from the Premises, then charges, costs and penalties for such smelting, refining or processing shall mean the amount LESSEE would have incurred if such smelting, refining or processing were carried out at facilities not owned or controlled by LESSEE then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by LESSEE with respect to such smelting and refining. In the event LESSEE receives insurance proceeds for loss of production of Other Minerals, LESSEE shall pay to OWNER the Production Royalty percentage of any such insurance proceeds which are received by LESSEE for such loss of production.

1.6 Payments of Production Royalty in Cash or In Kind.  Production Royalty payments shall be made to OWNER as follows:

(a) Production Royalty in Kind.  OWNER may elect to receive its Production Royalty on Precious Metals from the Premises "in cash" or "in kind" as refined bullion.  The elections may be exercised once per year on a calendar year basis during the life of production from the Premises.  Notice of election to receive the following year's Production Royalty for Precious Metals “in cash” or “in kind” shall be made in writing by OWNER and delivered to LESSEE on or before November 1 of each year.  In the event no written election is made, the Production Royalty for Precious Metals will continue to be paid to OWNER as it is then being paid.  As of the Effective Date of this Agreement, OWNER elects to receive its Production Royalty on Precious Metals “in cash”.  Royalties on Other Minerals shall not be payable "in kind". (i) If OWNER elects to receive its Production Royalty for Precious Metals "in kind", OWNER shall open a bullion storage account at each refinery or mint designated by LESSEE as a possible recipient of refined bullion in which OWNER owns an interest.  OWNER shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts, and LESSEE shall not be required to bear any additional expense with respect to such "in-kind" payments. (ii) Production Royalty will be paid by the deposit of refined bullion into OWNER’s account.  On or before the 25th day of each calendar month following a calendar month during which production and sale or other disposition occurred, LESSEE shall deliver written instructions to the mint or refinery, with a copy to OWNER directing the mint or refinery to deliver refined bullion due to OWNER in respect of the Production Royalty, by crediting to OWNER's

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account the number of ounces of refined bullion for which Production Royalty is due; provided, however, that the words "other disposition" as used in this Agreement shall not include processing, milling, beneficiation or refining losses of Precious Metals.  The number of ounces of refined bullion to be credited will be based upon OWNER’s share of the previous month's production and sale or other disposition as calculated pursuant to the commingling provisions of Section 1.9. (iii) Production Royalty payable “in kind” on silver or platinum group metals shall be converted to the gold equivalent of such silver or platinum group metals by using the average monthly spot prices for Precious Metals described in Section 1.2. (iv) Title to refined bullion delivered to OWNER under this Agreement shall pass to OWNER at the time such bullion is credited to OWNER at the mint or refinery. (v) OWNER agrees to hold harmless LESSEE from any liability imposed as a result of the election of OWNER to receive Production Royalty “in kind” and from any losses incurred as a result of OWNER’s trading and hedging activities.  OWNER assumes all responsibility for any shortages which occur as a result of OWNER’s anticipation of credits to its account in advance of an actual deposit or credit to its account by a refiner or mint. (vi) When royalties are paid "in kind", they will not reflect the costs deductible in calculating Net Smelter Returns under this Agreement.  Within thirty (30) days of the receipt of a statement showing charges incurred by LESSEE for transportation, smelting or other deductible costs, OWNER shall remit to LESSEE full payment for such charges.  If OWNER does not pay such charges when due, LESSEE shall have the right, at its election, provided OWNER does not dispute such charges, to deduct the gold equivalent of such charges from the ounces of gold bullion to be credited to OWNER in the following month.

(b) In Cash.  If OWNER elects to receive its Production Royalty for Precious Metals in cash, and as to Production Royalty payable on Other Minerals, payments shall be payable on or before the later of ten (10) days after LESSEE receives payment from the Payor or the twenty-fifth (25th) day of the month following the calendar month in which the minerals subject to the Production Royalty were shipped to the Payor by LESSEE.  For purposes of calculating the cash amount due to OWNER, Precious Metals and Other Minerals will be deemed to have been sold or otherwise disposed of at the time refined production from the Premises is delivered, made available, or credited to LESSEE by a mint or refiner.  The price used for calculating the cash amount due for Production Royalty on Precious Metals or Other Minerals shall be determined in accordance with Section 1.2 and Section 1.4 as applicable.  LESSEE shall make each Production Royalty payment to be paid in cash by delivery of a check payable to OWNER and delivering such check to OWNER at the address listed in this Agreement, or to such other address as OWNER may direct or by direct bank deposit to OWNER’s account as OWNER shall designate. Should default be made in any cash payment when due for Production Royalty and such default exists ten (10) days following Notice of non-payment, then all unpaid amounts then due shall bear interest at the rate of five percent (5%) per annum commencing from and after such payment due date until paid.

(c) Detailed Statement.  All Production Royalty payments or credits shall be accompanied by a detailed statement explaining the calculation thereof together with any available settlement sheets from the Payor.

1.7 Hedging Transactions.  All profits and losses resulting from LESSEE's sales of Precious Metals or Other Minerals, or LESSEE's engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations (collectively, "Hedging Transactions") are specifically excluded from Royalty calculations pursuant to this Agreement.  All Hedging Transactions by LESSEE and all profits or losses associated therewith, if any, shall be solely for

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LESSEE's account.  The Royalty payable on Precious Metals or Other Minerals subject to Hedging Transactions shall be determined as follows: (a) Affecting Precious Metals.  The amount of Royalty to be paid on all Precious Metals subject to Hedging Transactions by LESSEE shall be determined in the same manner as provided in Subsection 1.2, with the understanding and agreement that the average monthly spot price shall be for the calendar month preceding the calendar month during which Precious Metals subject to Hedging Transactions are shipped by LESSEE to the Payor. (b) Affecting Other Minerals.  The amount of Royalty to be paid on all Other Minerals subject to Hedging Transactions by LESSEE shall be determined in the same manner as provided in Subsection 1.4, with the understanding and agreement that the average monthly spot price shall be for the calendar month preceding the calendar month during which Other Minerals subject to Hedging Transactions are shipped by LESSEE to the Payor.

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